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                                LICENSE AGREEMENT


         THIS AGREEMENT is made effective this 27th day of September, 2000, by and between MOTOROLA, INC., a corporation organized and existing under the laws of Delaware, having a place of business at 1303 E. Algonquin Road, Schaumburg, Illinois 60196, United States of America (hereinafter referred to as "MOTOROLA") and UNIVERSAL DISPLAY CORPORATION, a Pennsylvania corporation, having a place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618, (hereinafter referred to as "UDC"), who agree as follows:

Section 1.0       Recitals

         1.1 MOTOROLA has the right to grant licenses under certain patents and know-how relating to organic electroeluminescence display technology.

         1.2 MOTOROLA is prepared to grant licenses under such patents and know-how on reasonable terms and conditions to financially sound and commercially responsible applicants.

         1.3 UDC intends to manufacture products which utilize such patents or know-how and/or to license others to do so.

         1.4 UDC is desirous of acquiring and MOTOROLA is willing to grant, subject to certain terms and conditions, a license to make, use or sell products utilizing the claims of such patents or such know-how.

Section 2.0 Definitions In addition to other defined terms herein, the following definitions shall apply to this Agreement:

         "Affiliate" shall mean any corporation, company or other entity more than fifty percent (50%) of which is owned by or controlled by or under common control with either party hereto, but such corporation, company or other entity shall be deemed to be an Affiliate only as long as such affiliation exists.

         "Certificate of Designations" shall mean the Certificate of Designations in the form attached as Exhibit A to the Securities Purchase Agreement which amends the Certificate of Incorporation of UDC to set forth the rights, preferences and privileges, and other applicable terms, of the Preferred Shares.

         "Common Shares" shall mean two hundred thousand (200,000) shares of UDC's Common Stock, together with such additional shares of Common Stock as may be issued pursuant to Section 4.5 of this Agreement.

         "Effective Date" shall mean the date of this Agreement, which shall be the Closing Date as defined in the Securities Purchase Agreement.

         "Field of Use" shall mean the use, production, sale and/or distribution of any organic light emitting device or component (or their associated compositions, structures, encapsulation and/or drive electronics and schemes) and/or products incorporating these devices or components.

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         "Know-how" shall mean all confidential and proprietary information including trade secrets, skills, experience, knowledge, techniques, processes, procedures, designs, technical data and information such as software codes, recorded or unrecorded, which (i) are owned, or controlled with the royalty-free right to sublicense, by MOTOROLA as of the date of this Agreement, and (ii) relate primarily to organic light emitting devices or components, or their associated compositions, structures, encapsulation and/or drive electronics and schemes; including, but not limited to, the designs, drawings, reports, notebooks, memoranda, blueprints, specifications and the like, prepared by or for MOTOROLA, which relate to the foregoing. Nothing in the foregoing definition shall obligate MOTOROLA (i) to disclose to UDC any MOTOROLA trade secrets or other proprietary or confidential information concerning products in which organic light emitting devices or components may be utilized or concerning inventions or other matters outside the express scope of the preceding sentence, or (ii) to license any Know-how to UDC that would require MOTOROLA to pay royalties to any non-Affiliate of MOTOROLA.

         "Licensed Patents" shall mean those patents and patent applications specified in Exhibit A to this Agreement, any patents issued with respect to said patent applications, and any reissues, renewals, restorations, substitutions, registrations, divisionals, re-examinations, continuations and continuation-in-part applications or claims in continuation-in-part applications where the claimed invention arises from the subject matter specifically described in the specification of the aforesaid patents and patent applications, together with all foreign counterparts thereof.

         "Licensed Products" shall mean any organic light emitting device which employs a patent claim of the Licensed Patents or which, but for the license rights granted to UDC hereunder, would constitute a misappropriation of the Know-how.

         "Preferred Shares" shall mean three hundred thousand (300,000) shares of UDC's Series B Convertible Preferred Stock which have the rights, preferences, privileges and other terms set forth, in the Certificate of Designations.

         "Related Agreements" shall mean this Agreement, the Securities Purchase Agreement and the exhibits to the Securities Purchase Agreement.

         "Securities Purchase Agreement" shall mean the form of Securities Purchase Agreement attached as Exhibit C to this Agreement.

         "Sublicensees" shall mean third parties to which UDC or Affiliates of UDC have granted, licensed or sublicensed any exclusive, nonexclusive or other rights to sell, or utilize any patents or know-how relating to, any organic light emitting devices or components and/or products incorporating these devices or components.

         "Total Revenues" shall mean total gross revenues accrued by UDC and/or its Affiliates [The confidential material contained herein has been omitted and has been separately filed with the Commission.] plus total gross revenues accrued by UDC and/or its Affiliates from [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Total gross revenues shall not be reduced for this purpose [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Notwithstanding the foregoing general definition, Total Revenues accrued by UDC and/or its Affiliates from Sublicensees shall exclude [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

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         "Warrant" shall mean the Stock Purchase Warrant attached as Exhibit B to the Securities Purchase Agreement, pursuant to which MOTOROLA or its assigns shall have the right from time to time, in whole or in part, for a warrant term of seven (7) years to purchase up to one hundred and fifty thousand (150,000) shares of UDC's Common Stock, which Warrant (i) shall not be exercisable prior to the first anniversary date of the Closing Date, and (ii) has an exercise price equal to one hundred and five percent (105%) of the average closing price per share of UDC's Common Stock for the ten (10) trading days ending three (3) trading days before the earlier of the Effective Date or the trading day before any public announcement or news of the transactions contemplated by this Agreement.

Section 3.0       License Grant

         3.1 Subject to the terms and conditions of this Agreement, MOTOROLA grants to UDC a worldwide license under the Licensed Patents and Know-how, to make, have made, develop, use, sell, have sold, offer for sale, lease, rent, transfer, import or otherwise dispose of the Licensed Products in or outside the Field of Use. The license granted in this Section 3.1 is nontransferable and nonassignable except as expressly permitted in this Agreement. Except for the rights specifically reserved for the benefit of Motorola in Section 3.2 and except for the previously granted non-exclusive license to [The confidential material contained herein has been omitted and has been separately filed with the Commission.], MOTOROLA shall not license to any other persons or entities any rights under the Licensed Patents in the Field of Use. Except as set forth in Section 3.2, MOTOROLA shall not exercise rights under the Licensed Patents and shall not utilize Know-how in the Field of Use.

                  (a) MOTOROLA will sign and deliver to UDC promptly upon request of UDC the USPTO Form 1619 attached to this Agreement as Exhibit B to enable UDC to file the same with the U.S. Patent and Trademark Office and foreign counterparts thereof for the purpose of accurately indicating UDC's interest under this Agreement. Unless the parties otherwise agree in writing, the redacted version of this Agreement attached hereto as Exhibit E shall be attached to Form 1619.

                  (b) MOTOROLA shall, as soon as is reasonably practicable but in any event within sixty (60) days after the Effective Date, make available to UDC the Know-how. During the first twelve months after the Effective Date, UDC may request, and MOTOROLA shall perform, additional independent contractor consulting services for UDC for the purpose of assisting UDC in utilizing the Know-how, for which UDC shall compensate MOTOROLA at the rate [The confidential material contained herein has been omitted and has been separately filed with the Commission.], provided that UDC first enters into a written independent contractor agreement reasonably satisfactory to MOTOROLA for those services, the terms of which shall not be inconsistent with the provisions of this Agreement. Notwithstanding the scope of the license and definition of Know-how, MOTOROLA shall not be obligated to transfer, teach or otherwise physically deliver Know-how except as provided in this Section 3.1(b).

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                  (c) UDC and its Affiliates (in their capacity as sublicensees of UDC) shall have the right to sublicense, in part or in whole, UDC's license rights hereunder to the Licensed Patents and Know-how, provided that UDC and its Affiliates (in their capacity as sublicensees of UDC) shall give written notice to MOTOROLA describing in reasonable detail the names and addresses of each sublicensee and a full, unredacted copy of the sublicense agreement and all subsequent amendments and modifications thereof, before or within a reasonable period of time after UDC or any Affiliate of UDC (in its capacity as a sublicensee of UDC) enters into such agreements. Notwithstanding the foregoing, each sublicense granted by UDC or any Affiliate of UDC shall (i) expressly provide that such sublicense is nontransferable and nonassignable (except to an Affiliate of the sublicensee or in connection with a merger or acquisition of the sublicensee or a sale of all or substantially all of the sublicensee's assets to which the sublicense relates), and (ii) except with respect to sublicenses granted by UDC to its Affiliates, prohibit the initial sublicensee from granting any further licenses or sublicenses thereunder to any non-Affiliate of the initial sublicensee (except as necessary to exercise its "have made", "have sold" and other similar rights under the Licensed Patents and Know-how), and (iii) expressly provide that such sublicensee's rights under the sublicense are subject to MOTOROLA's reserved rights under Section 3.2 of this Agreement.

         3.2 Notwithstanding Section 3.1, MOTOROLA reserves for MOTOROLA itself, and shall have, the right under the Licensed Patents and Know-how to make, develop, use, sell, offer for sale, have sold, lease, rent, transfer, import or otherwise dispose of any products throughout the world in or outside the Field of Use, and without payment of any royalty or other sum to UDC or any duty to account therefor.

                  (a) For clarification, these reserved rights shall not include the right to sublicense to other persons or entities any of the rights reserved unto MOTOROLA in the Field of Use, or the right to exercise any "have made" rights in the Field of Use by authorizing third parties to make products utilizing the Licensed Patents or Know-how for MOTOROLA. However, these reserved rights shall include the right to exercise "have sold" rights in the Field of Use by authorizing third parties on MOTOROLA's behalf to sell or otherwise distribute products manufactured by MOTOROLA.

                  (b) UDC agrees for itself and its successors and assignees that at all times the license granted to UDC under Section 3.1 remains in effect, UDC or its successors and assignees shall make licenses to produce Licensed Products under the Licensed Patents and Know-how available to existing and future third party suppliers or manufacturers of MOTOROLA products which may be designated by MOTOROLA in written notices to UDC from time to time. These licenses to MOTOROLA suppliers or manufacturers shall, with respect to Licensed Products sold to MOTOROLA, offer both (1) the most favorable terms taken as a whole then or previously granted by UDC to other sublicensees (other than Affiliates of UDC) under the Licensed Patents or Know-how, and (2) reasonable terms and conditions that are demonstrably free of any unfair discrimination. If MOTOROLA suppliers or manufacturers accept such licenses, and thereafter more favorable terms are granted by UDC to subsequent licensees, the MOTOROLA suppliers and manufacturers shall be given the right, retroactively to the date(s) that the more favorable terms were granted to others, to elect the more favorable terms with respect to Licensed Products sold to MOTOROLA, with reasonable adjustments and credits under the circumstances. This Section 3.2(b) is for the benefit of MOTOROLA and shall not be separately enforceable against UDC by MOTOROLA's suppliers or manufacturers. UDC shall comply with this Section 3.2(b) in a reasonably prompt manner assuming reasonably prompt notice and/or responses from MOTOROLA and/or MOTOROLA's suppliers or manufacturers, and shall, if requested by MOTOROLA, provide information or certification in writing to MOTOROLA reasonably appropriate to indicate compliance with this Section 3.2(b). UDC and its successors and assignees promise not to sue any MOTOROLA supplier or manufacturer for injunctive relief or other remedies or damages to the extent of and based upon acts or omissions of such supplier or manufacturer that would be within the scope of the licenses which UDC or UDC's successors or assignees is required to make available to such persons under this Section 3.2(b), provided that this sentence is not intended to (a) relieve such persons of their obligations under written license agreements executed by them with UDC or its successors or assignees, or (b) delay or impair any rights or remedies UDC or its successors or assignees may otherwise have against any such supplier or manufacturer who refuses to negotiate in good faith and agree upon license terms which comply with this Section 3.2(b).

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                  (c) MOTOROLA shall have the right to grant licenses under the
Licensed Patents and Know-how to any third party (including, without limitation, MOTOROLA Affiliates) for any purpose or use outside the Field of Use. If this Agreement is terminated by MOTOROLA pursuant to Section 13, MOTOROLA shall, in addition to other rights and remedies as may be available, thereafter have the right under this Agreement to grant licenses under the Licensed Patents and Know-how to any third party (including, without limitation MOTOROLA Affiliates) for any purpose or use in or outside the Field of Use.

         3.3 Nothing in this Agreement shall be construed as granting to UDC any right under any patents, patent applications, or Know-how owned or licensed by MOTOROLA or its Affiliates, except as specifically set forth herein. Without limiting the foregoing, if MOTOROLA should after the Effective Date develop or acquire inventions, know-how, patents or patent applications which relate to organic light emitting devices or components, MOTOROLA is not obligated to license or otherwise make available to UDC any rights or disclosures concerning such future intellectual property. Except as expressly required under Section
8.0 below, in no event shall UDC be entitled to any license or other rights whatsoever under trademarks, service marks, or trademark or service mark applications of MOTOROLA. MOTOROLA shall not be obligated to co-brand, purchase or otherwise promote any Licensed Products that may be produced by or for UDC. Nothing in this Agreement shall preclude either party from developing, marketing or otherwise commercializing alone, or in efforts with other parties, any inventions or products which are similar to or competitive with the Licensed Products that may be developed or marketed by UDC, subject only to such party's compliance with its obligations under Sections 3.1 and 3.2 above and the other express provisions of this Agreement.

         3.4 UDC and MOTOROLA believe it would be beneficial for both parties to consider collaboration on product development activities. Until the earlier of the fourth (4th) anniversary of the Effective Date of this Agreement or the termination of this Agreement in accordance with Section 13, MOTOROLA's Strategic Intellectual Asset Management Group or any successor to that group shall use commercially reasonable efforts to facilitate good faith discussions between UDC and the relevant business groups within MOTOROLA concerning the potential use of UDC organic light emitting devices or components in MOTOROLA products, consistent with the following principles:

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                  (a) MOTOROLA through its Strategic Intellectual Asset
Management Group will use these efforts to introduce appropriate UDC personnel to the appropriate personnel within the relevant MOTOROLA business groups in response to reasonable requests for such meetings initiated by UDC. The parties will reasonably cooperate in scheduling at least one meeting in each calendar quarter commencing in the fourth quarter of 2000 through September 30, 2001.

                  (b) The parties anticipate that the discussions could involve future design goals for MOTOROLA products that may utilize UDC organic light emitting devices or components, including such matters as cost, design, human factors, power requirements, other relevant performance requirements, information concerning preferred manufacturers/suppliers, and trade-off considerations that would facilitate the development of prototypes for MOTOROLA by UDC. Such information as may be disclosed by MOTOROLA under this Section 3.4 shall be treated as confidential information under Sections 5.1 and 5.2 of this Agreement.

                  (c) These discussions could lead to reviewing and testing of UDC prototype designs by MOTOROLA, and joint development efforts for specific product applications.

                  (d) MOTOROLA is under no obligation to (i) utilize any UDC organic light emitting devices or components in any MOTOROLA product; (ii) conduct joint activities described above in this Section 3.4, (iii) disclose any information to, or otherwise deal with, any sublicensees or other third parties in connection with these discussions under Section 3.4 unless MOTOROLA, in its sole discretion, elects to discuss these matters with third parties identified by UDC; (iv) disclose any information or otherwise become engaged in any matter hereunder that would violate any existing or future confidentiality or other agreement between MOTOROLA and a third party; or (v) commit any specific number of person hours or dollars hereunder or initiate product development activities or meetings. Beyond the efforts to cooperate in arranging quarterly meetings as and for the period specifically stated above, MOTOROLA cannot assure UDC that relevant MOTOROLA business groups will in fact meet with or disclose information to UDC.

                  (e) MOTOROLA's obligations under this Section 3.4 shall end automatically upon UDC entering into or completing any agreement by which UDC is acquired by way of merger, stock purchase, sale of assets or other form of business acquisition in which there is a change in control of UDC.

                  (f) UDC's sole remedy for any breach by MOTOROLA of this
Section 3.4 shall be to offset UDC's actual and direct damages arising from the breach against UDC's obligation to pay up to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in prospective royalties and minimum royalties under Sections 4.2 and 4.3 below. UDC waives any and all claims, losses and liabilities, known or unknown and however arising, for any breach by MOTOROLA of this Section 3.4 in excess of the amount stated in the immediately preceding sentence.

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Section 4.0       Royalties and Other Payments

         4.1 As initial consideration for the license granted by MOTOROLA to UDC under Section 3.0, UDC shall, in accordance with and subject to the terms and conditions of this Agreement and the Securities Purchase Agreement, issue and deliver to MOTOROLA the Common Shares, the Preferred Shares, and the Warrant and perform timely UDC's other obligations under the Securities Purchase Agreement, Warrant and Certificate of Designations. The issuance and delivery of these securities and rights to MOTOROLA, and the additional shares, if any, issued under any of the provisions of Section 4.0, shall not be refundable or terminable for any reason, and shall not be credited toward the additional royalties payable under this Section 4.0. UDC shall not setoff against, or delay performance of its obligations in respect of, these securities based upon any claim by UDC that MOTOROLA shall have breached its obligations under the Related Agreements or otherwise. In addition, the parties acknowledge and agree that (1) the Warrant is part of the consideration for such license and, since MOTOROLA is not providing and has not provided any services to UDC, the Warrant is not being issued to MOTOROLA as compensation in connection with any services rendered or to be rendered, and (2) any shares which may be issued upon the exercise of the Warrants do not constitute additional consideration for the license. The parties agree to treat the issuance of the Warrant and any subsequent issuance of shares pursuant to an exercise of some or all of the Warrants for all applicable income tax purposes in a manner consistent with the immediately preceding sentence.

         4.2 As additional consideration for the license granted by MOTOROLA to UDC under Section 3.0, UDC shall pay MOTOROLA a royalty of three percent (3%) of Total Revenues during each calendar year or partial calendar year during the term of this Agreement. The parties acknowledge that this royalty is based on Total Revenues for purposes of accounting convenience to both UDC and MOTOROLA, and that both parties have voluntarily accepted this measurement of royalty as fair and reasonable.

                  (a) UDC shall make such royalty payments to MOTOROLA within ninety (90) days after the end of each calendar year or partial calendar year. Such royalty payments may be made, in UDC's discretion, in either all cash or fifty percent (50%) cash and fifty percent (50%) in shares of UDC's Common Stock.

                  (b) Notwithstanding the foregoing, UDC shall not have the right to pay any royalty in shares of Common Stock unless (i) UDC shall first have registered pursuant to the Securities Purchase Agreement (at the expense of UDC) such stock for resale by MOTOROLA under any available form or procedure under the Securities Act of 1933, as amended (the "1933 Act"), and applicable state laws, such that such shares are immediately resalable by MOTOROLA without any holding period, volume limitation or other restriction under federal or state securities law (other than any applicable prospectus delivery requirements pertaining to a valid prospectus made available by UDC at UDC's expense), and
(ii) such Common Stock is then eligible and listed for trading on the Nasdaq Small Cap Market, Nasdaq National Market, a national securities exchange, or a successor quotation system or exchange having similar listing standards and commercial market standing to the foregoing, UDC at the time of issuance has timely filed all reports required to be filed by UDC under the Securities Exchange of 1934, and UDC is not then subject to the "penny stock" rules of the Securities and Exchange Commission or similar successor rules. Further, if this Agreement is assigned to a successor of UDC in accordance with Section 11.0, MOTOROLA shall have the additional right in MOTOROLA's discretion to require that royalties be paid all in cash. The number of shares of UDC's Common Stock used to pay such portion of the royalty shall be equal to 50% of the total royalty due divided by the average daily closing price per share of such stock over the ten (10) trading days ending two (2) business days prior to the date of issuance of the shares.

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         4.3 During the term of this Agreement, UDC agrees to make minimum royalty payments to MOTOROLA under Section 4.2 as set forth below in this
Section 4.3. To the extent the royalties payable under Section 4.2 based on Total Revenues are not sufficient to meet these minimums, UDC shall pay such shortfall to MOTOROLA in all cash or fifty percent (50%) cash and fifty percent (50%) stock, as may be elected by UDC, within ninety (90) days after the end of each two-year period specified below in which such a shortfall occurs, except that stock may not be used for this purpose unless UDC satisfies the requirements of Section 4.2(b) in respect of such stock. In the event UDC fails to pay to MOTOROLA these minimum royalties for any period stated below, the license granted under Section 3.0 to UDC shall thereafter become non-exclusive and MOTOROLA shall have the unrestricted right to license the Licensed Patents and Know-how to others. The minimum royalties payable during the term of this Agreement are as follows: For the period commencing on the Effective Date and ending on last day of the second complete calendar year following the Effective Date, UDC shall pay to MOTOROLA a minimum royalty under Section 4.2 of one hundred fifty thousand dollars (U.S.$150,000.00). For the period ending two years after the previous two-year period, UDC shall pay to MOTOROLA a minimum royalty under Section 4.2 of five hundred thousand dollars (U.S. $500,000.00). For the two-year period following the second two-year period, UDC shall pay to MOTOROLA a minimum royalty under Section 4.2 of one million dollars (U.S. $1,000,000.00). The parties understand that minimum royalty requirements under this Section 4.3 cease upon full payment of the foregoing sums specified in this
Section 4.3, but without reduction of or prejudice to amounts otherwise owed under Section 4.2 or other applicable provisions of this Agreement. Should this Agreement be terminated during any such period, the minimum royalties due for such period shall be calculated on a prorated basis.

         4.4 Except to the extent any delay is due to the failure of MOTOROLA to
(a) review the Registration Statement (as defined below) pursuant to Section 6(b)(iii) of the Securities Purchase Agreement or in providing to the Company any such information as shall be requested pursuant to Section 6(c)(i) of the Securities Purchase Agreement, for each calendar month or portion thereof commencing on or after November 1, 2000, that the Registration Statement (the "Registration Statement") defined in Section 6 of the Securities Purchase Agreement shall not have been filed in compliance with applicable rules and regulations of the Securities and Exchange Commission ("SEC"), UDC shall pay to MOTOROLA in cash the sum of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], representing additional consideration for the rights of UDC under this Agreement.

         4.5 If on the date (the "Measurement Date") which is three (3) trading days before the date (the "SEC Effective Date") the Registration Statement is initially declared effective by the SEC, the average daily closing price per share of UDC's Common Stock on the Nasdaq Small Cap Market (or successor market for such stock) for the ten (10) trading days ending on the Measurement Date (the "Section 4.5 Average Price") shall be less than seventeen dollars (U.S. $17.00), then (a) UDC shall prior to the SEC Effective Date issue and deliver to Motorola an additional number of Common Shares equal to (i) the quotient obtained by dividing three million four hundred thousand (3,400,000) by the
Section 4.5 Average Price, minus (ii) 200,000; and (b) UDC shall, to the extent permitted pursuant to the 1933 Act and the rules and regulations thereunder, amend the Registration Statement prior to the SEC Effective Date to include therein for resale such additional shares together with the initial 200,000 Common Shares or, only if the same is not so permitted, promptly file an additional registration statement pursuant to the last sentence of Section 6(b)(ii) of the Securities Purchase Agreement and take other actions thereunder as may be needed to permit Motorola to offer and resell to the public such additional Common Shares. UDC may elect to pay cash at the Section 4.5 Average Price per share in respect of and in lieu of issuing the additional shares otherwise required under this Section 4.5.

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         4.6 If laws, rules or regulations require withholding of income taxes or other taxes imposed upon royalties payable by UDC to MOTOROLA under this
Section 4.0, UDC shall make such withholding payments as required and subtract such withholding payments from the royalties payable under this Section 4.0. UDC shall submit reasonable proof of payment of the withholding taxes to MOTOROLA within a reasonable period of time. The parties agree to cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, (i) to ensure that any withholding payments required to be made by UDC are reduced to the fullest extent permitted by law, and (ii) to seek credit for withholding payments previously made by UDC. In the event UDC is subsequently credited for withholding payments which have been subtracted from royalties payable to MOTOROLA under this Section 4.0, the amount previously withheld shall be immediately paid by UDC to MOTOROLA regardless of whether or not UDC is able to utilize any such credit in filing its tax return. Notwithstanding the foregoing, (a) UDC shall be deemed to be the sole payor of payments owed to MOTOROLA under this Agreement and shall not have the right to substitute any domestic or foreign Affiliate for that purpose, and (b) if UDC reincorporates or otherwise reorganizes as a foreign person that would thereupon cause payments hereunder to MOTOROLA to become subject to withholding, then UDC shall comply with applicable laws to the extent required and shall gross up the payments otherwise owed to MOTOROLA so that MOTOROLA receives net of withholding taxes the amount MOTOROLA would have received if UDC had remained a domestic person.

Section 5.0       Confidentiality; Improvements and Joint Improvements.

         5.1 UDC acknowledges that all Know-how accumulated by MOTOROLA is extremely valuable to MOTOROLA and that the disclosure of such Know-how by UDC to any unauthorized third party may cause MOTOROLA irreparable harm. UDC represents, warrants and agrees that each of its present employees has executed, and each of their replacements and all additional employees or contractors who work on or are involved in work performed under this Agreement, or who have access to any Know-how supplied by MOTOROLA to UDC, will execute a written confidentiality agreement (to be kept in force by UDC) which obligates the employee to maintain the Know-how as confidential and to use the Know-how only as permitted under this Agreement.

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         5.2 As of the Effective Date, MOTOROLA and UDC shall execute and deliver that certain Nondisclosure Agreement in the form attached hereto as Exhibit D.

         5.3 All modifications or enhancements of, or improvements to the Licensed Patents or Know-how ("Improvements") created, developed or made solely by MOTOROLA or its employees shall be owned solely by MOTOROLA. All Improvements created, developed or made solely by UDC or its employees shall be owned solely by UDC. The parties do not anticipate that they will engage in joint development efforts relating to Licensed Products. However, if Improvements are created, developed or made jointly by MOTOROLA or its employees, and by UDC or its employees ("Joint Improvements"), the Joint Improvements shall be owned jointly by MOTOROLA and UDC, with no obligations of accounting by either party to the other.

         5.4 MOTOROLA and UDC shall jointly have responsibility for the preparation, filing, prosecution and maintenance of all patents on Joint Improvements. Each party shall consult with the other party on all aspects relating to the preparation, filing, prosecution and maintenance of all such patents reasonably prior to material filing dates, or to taking significant other action with the United States Patent and Trademark Office or any foreign counterpart thereof. In addition, each party shall execute such documents and perform such other acts as may be necessary or reasonably requested to permit the other party to prepare and make such filings and to prosecute and maintain such patents in a timely and complete manner. Each party shall have the right to consult with its own patent attorneys on all aspects relating to the preparation, filing, prosecution and maintenance of all patents on Joint Improvements reasonably prior to material filing dates, or to taking significant other action with the United States Patent and Trademark Office or any foreign counterpart thereof. Subject to Section 5.5 below, the parties shall share equally in all reasonable and necessary expenses incurred by either party in connection with the preparation, filing, prosecution and maintenance of each patent on a Joint Improvement.

         5.5 In the event that either party (the "abandoning party") desires to abandon the preparation, filing, prosecution or maintenance of any patent on a Joint Improvement, the abandoning party shall notify the other party thereof in writing not less than 30 days prior to the date of such intended abandonment, and the other party shall have the right, at its sole expense, to prepare, file, prosecute and maintain the patent subject to such abandonment. In the event that the other party successfully issues such patent, then the abandoning party shall be and hereby is granted a non-exclusive, nontransferable and nonassignable (except as expressly permitted hereunder), royalty-free license to practice under the issued patent; provided, however, that the abandoning party shall be prohibited from sublicensing or otherwise permitting other persons to exercise said license rights. For greater clarity, patents on Joint Inventions include separate patents within individual jurisdictions, notwithstanding that such separate patents may be related to patents filed within other jurisdictions that the abandoning party does not wish to abandon.

Section 6.0       Records and Reports

         6.1 UDC shall pay royalties and other sums of money due hereunder in United States dollars. All royalties for an accounting period computed on invoiced amounts in currencies other than United States dollars shall be converted directly into United States dollars without intermediate conversions to another currency at the Telegraphic Transfer Selling (TTS) rate quoted by The Wall Street Journal at the close of banking on the last business day of such accounting period. UDC shall provide written confirmation of the quoted TTS rate directly to MOTOROLA with the royalty report.

         6.2 An accounting period shall end on the last day of each calendar year during the term of this Agreement. The first accounting period under this Agreement shall be for a period commencing as of the Effective Date and ending December 31, 2000. Within ninety (90) days after the end of each accounting period, UDC shall furnish to MOTOROLA a written report containing the certification specified in Section 6.3, and setting forth Total Revenues for that year and the amount of royalties currently due under this Agreement and the calculation of such royalties due, including relevant details of any Common Stock UDC intends to use for payment under applicable sections of this Agreement. The report shall also separately break out and reconcile total revenues or sales of UDC reported on a consolidated basis for all operations compared to Total Revenues as defined under Section 1.0 of this Agreement, and shall include separately stated Total Revenues from sublicensees and amounts UDC has received for services to sublicensees which UDC elects to exclude in conformance with the provisions of the definition of Total Revenues, and such other related details as MOTOROLA may from time to time reasonably request.

         6.3 UDC's reports shall be certified by an officer of UDC or by a designee of such officer to be correct to the best of UDC's knowledge and information.

         6.4 UDC shall keep reports, books and records in sufficient detail to permit the determination of royalties payable under this Agreement, including without limitation separate books and records sufficient to permit a determination and audit of Total Revenues as defined in Section 1.0 of this Agreement. UDC shall retain said reports, books and records for a minimum period of two (2) years following the end of the accounting period to which they apply. At the request of MOTOROLA, UDC will permit an independent certified public accountant, hired by MOTOROLA on other than a contingent fee basis, to inspect said books and records to verify that the amount of royalties paid to MOTOROLA has been correctly reported. Such inspection and examination shall be made during normal business hours of UDC's principal office upon reasonable prior notice and not more often than once per calendar year.

         6.5 The fees and expenses of an inspection under Section 6.4 shall be borne by MOTOROLA. However, if an error in royalties of more than [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the total royalties due is discovered for any year examined, then the reasonable fees and expenses of MOTOROLA's independent certified public accountant shall be borne by UDC.

         6.6 UDC shall be liable for interest at a rate [The confidential material contained herein has been omitted and has been separately filed with the Commission.] on any overdue royalty payment, commencing on the date such royalty or other payment becomes due. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim for such is being affected, the interest rate shall be reduced to such maximum legal rate.

Section 7.0    Representations and Warranties, Disclaimers and Indemnification.
               ---------------------------------------------------------------

         7.1 Each party hereby represents and warrants to the other that: (i) such party has all requisite corporate power and authority to execute, deliver and perform its obligations under the Related Agreements; (ii) each of the Related Agreements constitutes a valid and legally binding obligation of such party, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) the execution, delivery and performance of each of the Related Agreements by such party will not result in any violation of or constitute, with or without the passage of time and the giving of notice, either a default under any provision of any agreement or instrument to which it is a party, or any judgment, order, decree, law, ordinance, regulation or other governmental restriction.

         7.2 MOTOROLA hereby additionally represents and warrants to UDC, based solely upon a reasonable internal inquiry within the scope of this Section 7.2, that: (i) MOTOROLA owns all of the Licensed Patents and Know-how listed in Exhibits A and B; (ii) MOTOROLA has not received any written notice to the specific effect that the Licensed Patents or Know-how infringe or conflict with asserted rights of others; and (iii) none of the issued Licensed Patents have been declared invalid or unenforceable by a court or government agency pursuant to any form of judgment, order or other notice received by MOTOROLA. No representation is made or implied that MOTOROLA or any person acting on its behalf has conducted any company-wide inquiry or external litigation or patent search for purposes of the foregoing limited representations, or otherwise attempted to verify independently any of the foregoing. Nothing contained in this Agreement shall be construed as any form of representation, warranty or assurance (A) that any patent will issue from any patent application set forth in Exhibit A; (B) as to the validity, scope or usefulness of any Licensed Patent or Know-how, except for the limited statement above concerning invalidity or unenforceability in this Section 7.2; or (C) that the use, manufacture, sale or other disposition of Licensed Products will not infringe or violate patent or other rights of third parties, except for the limited statement above concerning infringement or conflict in this Section 7.2. Nothing contained in this Agreement shall be construed as authority for or consent to any act which would constitute inducement of infringement or contributory infringement under the patent law of the United States of America or analogous laws of foreign jurisdictions; provided, however, that this sentence shall not limit the scope of the express representations and warranties of MOTOROLA in this Section 7.2.

         7.3 EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY HEREBY DISCLAIMS ALL SUCH ADDITIONAL WARRANTIES.

         7.4 UDC hereby agrees to indemnify, defend and hold harmless MOTOROLA, MOTOROLA's Affiliates, and their respective successors and assigns from and against any and all claims, actions, losses, liabilities, damages, settlement amounts, costs and expenses (including without limitation reasonable attorneys' fees) (collectively, "Losses") payable by such persons to third parties or governmental authorities, to the extent such Losses arise out of or relate to the use, sale or other disposition of Licensed Products by UDC or UDC's agents or sublicensees or their respective customers provided that UDC's indemnity obligation shall not apply to the extent Losses arise from a breach of the Related Agreements by MOTOROLA or from the use, sale or other disposition, if any, of Licensed Products by MOTOROLA under MOTOROLA's reserved rights set forth in Section 3.2.

         7.5 If any action shall be brought against an indemnitee described in
Section 7.4 (the "Claimant") in respect to which indemnity may be sought from the another party (the "Indemnifying Party") pursuant to the provisions of
Section 7.4, the Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Claimant shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense and/or settlement of any such action. The Indemnifying Party shall have the right to undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to Claimant, and payment of all reasonably incurred expenses. Claimant shall have the right to employ separate counsel to provide input into the defense, at Claimant's own cost. The Indemnifying Party shall pay directly or, if requested, reimburse Claimant upon demand for any payments made or damages suffered by Claimant, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions for which Claimant is entitled to indemnification hereunder. The Indemnifying Party shall not settle any claim or action under this Section 7.0 on Claimant's behalf without first obtaining Claimant's written permission, which permission shall not be unreasonably withheld or delayed; provided, however, that if Claimant withholds or unreasonably delays approval of Indemnifying Party's settlement offer, Claimant shall defend that claim or action and Claimant hereby waives any right to indemnity hereunder from the Indemnifying Party in excess of the settlement offer amount. Claimant may settle any claim or action hereunder, but the Indemnifying Party will not be responsible for any such settlement unless it shall have approved the settlement, in writing and in advance, which approval will not be unreasonably withheld or delayed. Each party agrees not to publicize any settlement without first obtaining the other party's written permission, which permission will not be unreasonably withheld.

         7.6 EXCEPT FOR WILLFUL AND KNOWING MATERIAL BREACHES OF THE SCOPE OF ANY LICENSE RIGHTS GRANTED UNDER SECTIONS 3.1, 3.2 OR 3.3, BREACHES OF THE OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 5.0, AND AS EXPRESSLY STATED OTHERWISE HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

         7.7 The parties acknowledge and agree that the foregoing disclaimers, limitation of liability and indemnification obligations represent bargained for allocations of risk, and that the economics, terms and conditions of this Agreement reflect such allocations.

Section 8.0       Marking

         On all Licensed Products, UDC and its sublicensees shall acknowledge that the Licensed Products are manufactured under a license from MOTOROLA. Unless otherwise agreed between the parties, one of the following notices shall be used by UDC and its sublicensees on an exposed surface of all Licensed
Products: "Manufactured under license from Motorola, Inc.", or "Under license from Motorola, Inc." When, from the character of the article this cannot be done, such notice shall be applied to all data sheets that accompany the Licensed Product. One of such notices shall also be used in all instruction and servicing manuals unless such acknowledgment is clearly and unambiguously given in the course of any textual descriptions or explanations.

Section 9.0       Patent Filing, Prosecution and Maintenance

         9.1 [The confidential material contained herein has been omitted and has been separately filed with the Commission.] shall be responsible for all costs (including attorneys' fees and expenses) incurred by it in maintaining the domestic and foreign patents, and prosecuting the domestic and foreign patent applications, specified in Exhibit A.

         9.2 MOTOROLA shall provide UDC with documentation which is sufficient to allow UDC to monitor the domestic and foreign patents listed in Exhibit A for the due date for maintenance fee payments. This Section 9.2 sets forth the parties' other responsibilities for maintenance fees as follows:

         (a) If UDC desires maintenance fees to be paid for Licensed Patents, UDC shall give MOTOROLA written notice identifying patents for which maintenance fees will become due and requesting payment of the applicable fees (the "Maintenance Notice") at least ninety (90) days and not more than one hundred eighty (180) days before each date a maintenance fee is due for any such patent. If UDC fails give a Maintenance Notice to MOTOROLA on a timely basis as provided above after MOTOROLA has provided documentation required under this Section 9.2, MOTOROLA may in its discretion elect not to pay the maintenance fees for any patents which would have been properly included in a timely given Maintenance Notice, and shall not be responsible to UDC or any other person if any such patents are abandoned for failure to pay the maintenance fees or otherwise.

         (b) To the extent UDC timely gives a Maintenance Notice to MOTOROLA as set forth above, MOTOROLA then has the sole discretion to determine whether or not to pay maintenance fees for the patent(s) included in that Maintenance Notice. If MOTOROLA chooses not to pay the maintenance fees for the patents included in a Maintenance Notice, MOTOROLA shall so advise UDC in writing (the "Rejection Notice") within sixty (60) days after UDC timely delivers that Maintenance Notice to MOTOROLA.

         (c) As to any patents included in a Rejection Notice from MOTOROLA, UDC shall have the right, upon giving written notice thereof to MOTOROLA within thirty (30) days after MOTOROLA delivers a Rejection Notice, to (a) pay the maintenance fees for patents included in the Rejection Notice and, upon UDC's election, (b) require MOTOROLA to deliver promptly to UDC a written assignment of MOTOROLA's right, title and interest in the patents listed in the Rejection Notice. Whether or not included as a reservation in such assignment, UDC hereby grants MOTOROLA and MOTOROLA's Affiliates, under all patents included in each such assignment of patents, an irrevocable, fully paid-up, and perpetual worldwide license to make, develop, use, sell, offer for sale, have sold, lease, rent, transfer, import or otherwise dispose of any products throughout the world in or outside the Field of Use, and without payment of any royalty or other sum to UDC or any duty to account therefor, and UDC agrees to comply with Section
3.2 respecting MOTOROLA's suppliers and manufacturers under such assigned patents, but the foregoing shall be subject during the period this Agreement remains in effect to the same limitations on MOTOROLA's reserved rights set forth in Section 3.0.

         (d) UDC shall be entitled to deduct from future royalties owing under
Section 4.3 or 4.4 all maintenance fees UDC actually pays to domestic and/or foreign governmental patent offices for Licensed Patents assigned to UDC pursuant to this Section 9.2. UDC shall be entitled to the deduction after furnishing certification to MOTOROLA reasonably detailing the amounts and dates of payments and to which agencies the payments were made.

          9.3 As to patent applications listed in Exhibit A, MOTOROLA will use its reasonable patent prosecution judgment in determining the timing, form and substance of remaining steps required for the prosecution of such applications, and may elect to cease prosecution thereof based upon factors MOTOROLA would ordinarily consider in the prosecution of its other patent applications.

Section 10.0      Patent Infringements

         10.1 In the Field of Use, MOTOROLA shall have the primary right, but not the obligation, to prosecute and control at its own expense all lawful actions in response to infringements or misappropriations of the Licensed Patents or the Know-how (each, an "Unauthorized Use"). Neither party shall have a duty to report to the other party instances where a third party is or may be engaging in Unauthorized Use. Within a reasonable time (not to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] after UDC gives written notice to MOTOROLA describing circumstances involving Unauthorized Use and requesting MOTOROLA to take action against such infringement, MOTOROLA shall provide UDC with written notice indicating whether or not MOTOROLA intends to take responsibility for ending the Unauthorized Use. If MOTOROLA (i) gives written notice to UDC that MOTOROLA does not intend to take responsibility for ending the Unauthorized Use, or (ii) gives written notice to UDC that MOTOROLA intends to take responsibility for ending the Unauthorized Use, but MOTOROLA, within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days after providing such notice, has not persuaded the third party engaged in or believed to be engaged in the Unauthorized Use (the "Unauthorized User") to cease such Unauthorized Use and has not brought and is not then diligently prosecuting an infringement action against the Unauthorized User (or at any time thereafter MOTOROLA ceases to diligently prosecute such an infringement action against the Unauthorized User), then UDC shall have the right, but shall not be obligated, to take responsibility for ending the Unauthorized Use at UDC's own expense. In furtherance of such right, MOTOROLA hereby agrees that UDC, at its expense, may name MOTOROLA as a party plaintiff in any lawsuit or other action against the Unauthorized User; provided, however, that the counsel retained by UDC to prosecute or settle the lawsuit shall be subject to MOTOROLA's prior written approval, such approval not to be unreasonably withheld. The parties shall share any damages and other recoveries derived from the Unauthorized Use such that the recoveries shall first reimburse all legal and other expenses incurred by each of the parties in respect thereof (pro rata in proportion to the expenses incurred by each if the recoveries are insufficient to pay all of the expenses); any portions of such damages or other recoveries intended primarily to compensate UDC for Total Revenues that UDC would have received but for the Unauthorized Use or otherwise intended as actual or primary damages of UDC shall be treated as Total Revenues for purposes of this Agreement and UDC shall retain such Total Revenues after paying MOTOROLA royalties on said portions as specified in Section 4.0 above; and any recoveries in excess of the foregoing (including without limitation "treble damage" awards in excess of the foregoing) shall be apportioned 50% to UDC and 50% to MOTOROLA. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of MOTOROLA, which consent shall not be unreasonably withheld or delayed. With respect to any action against an Unauthorized User initiated by UDC, UDC shall indemnify MOTOROLA against any order for costs that may be made against MOTOROLA in such proceedings.

         10.2 In the event that either party learns of the institution of a declaratory judgment action or response alleging invalidity of any of the Licensed Patents, that party shall provide the other party with prompt written notice thereof. MOTOROLA shall have the sole right (but no obligation), at its expense, to defend or settle such action; provided, however, that UDC may participate in the defense or settlement thereof with counsel of its own choosing at its own expense. In the event MOTOROLA notifies UDC that MOTOROLA does not intend to defend such action, or should MOTOROLA at any time cease to diligently defend such action, UDC shall have the right (but no obligation) to take over the sole defense of the action at its own expense; provided, however, that the counsel retained by UDC to defend the action shall be subject to MOTOROLA's prior written approval, such approval not to be unreasonably withheld.

         10.3 In any suit as either party may institute against an Unauthorized User, or to enforce or defend the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate to the extent reasonably needed to establish standing as a party in the suit and to establish validity of the Licensed Patents. Neither party shall have a duty to volunteer to testify against the opposing parties in such suit, violate any nondisclosure or confidentiality agreement that may be in effect, or reveal any nonpublic information that a party to this agreement may have obtained in the course of commercial relationships, if any, with such opposing parties, provided that this sentence shall not be deemed to waive or impair a party's right to compel testimony or discovery under applicable law. The other party to this Agreement shall also be entitled to retain its own legal counsel for purposes of the suit, the cost of which shall be subject to reimbursement as provided in Section 10.1.

Section 11.0      Assignability

         Neither party shall assign this Agreement, or any of its rights or obligations hereunder, whether directly or in conjunction with a change in control or ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part, of such party's business or assets or otherwise, either voluntarily, by operation of law, or otherwise, without the prior written consent of the other party, which consent may be withheld in the sole discretion of the other party. Notwithstanding the foregoing sentence, (i) MOTOROLA without UDC's consent may assign this Agreement to an Affiliate of MOTOROLA, (ii) UDC may assign this Agreement to an Affiliate of UDC which assumes in writing (without a release of UDC) all of UDC's obligations hereunder, is incorporated under the laws of a state of the United States of America and is domiciled in the United States of America or otherwise situated so that such assignment shall not cause tax withholding or other adverse income tax consequences on payments and deliveries by UDC to MOTOROLA under this Agreement, provided that UDC first obtains MOTOROLA's consent to such assignment, which consent shall not be unreasonably withheld or delayed, and (iii) either party, without the other party's consent, may assign this Agreement, in its entirety, to any person with whom such party merges or consolidates, or to any person who purchases all or substantially all of the business or assets of such party to which this Agreement relates, provided that the successor, assignee or surviving entity agrees in writing to be bound by the acquired party's obligations under this Agreement, and (iii) MOTOROLA shall have the right without UDC's consent to transfer any securities received by MOTOROLA under the Related Agreements subject only to the specific transfer restrictions (other than this Section 11.0) set forth in the Related Agreements, and any rights to receive payments from UDC, in any manner and to any person MOTOROLA chooses. Any purported assignment or transfer in violation of this Section 11.0 shall be null and void, and the rights and privileges granted hereunder shall not extend to the purported assignee. Except as provided above, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 12.0      Duration of the Royalty Obligation

         12.1 Unless this Agreement is sooner terminated, UDC's obligation to pay royalties under Sections 4.2 and 4.3 of this Agreement shall continue in force and effect until the expiration or invalidation of the last to expire or be invalidated of the Licensed Patents.

Section 13.0      Termination

         13.1 MOTOROLA shall have the right to terminate this Agreement on written notice to UDC in the event that:

                  13.1.1 UDC fails to issue and deliver any securities or make any payment of money when due under the Related Agreements and such issuance and delivery or payment, as the case may be, is not made within fifteen (15) days (in the case of issuance or delivery of securities) or thirty (30) days (in the case of payment of money) after written notice from MOTOROLA reasonably specifying such failure; or

                  13.1.2 UDC commits a material breach of any material representation, warranty, covenant or other obligation of UDC under the Related Agreements, other than the matters specifically listed in other portions of this
Section 13.1, which breach is not cured within sixty (60) days after written notice is given to UDC by MOTOROLA reasonably specifying such breach, provided that, if such breach cannot reasonably be cured with diligent efforts within such sixty (60) day period, UDC shall have up to an additional sixty (60) days in which to cure such breach provided UDC has pursued and continues to pursue such cure with all reasonable diligence after MOTOROLA gives such written notice to UDC; or

                  13.1.3 UDC shall purport to make or effect an assignment prohibited by Section 11.0; or

                  13.1.4 UDC becomes insolvent or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of its creditors or files a petition under any foreign or U.S. bankruptcy law; or

                  13.1.5 If, at any time prior to November 15, 2004, UDC's Common Stock (or, if applicable, the shares of common stock theretofore issued by any corporation to MOTOROLA in exchange for UDC's securities held by Motorola pursuant to an acquisition of UDC by such corporation) shall cease to be listed or eligible for trading on at least one of the Nasdaq Small Cap Market, Nasdaq National Market, a national securities exchange, or a successor trading market in the United States of America having listing standards similar to any of the foregoing, which cessation is not cured within sixty (60) days. Notwithstanding the foregoing, UDC shall have the right to avoid termination under this Section
13.1.5 if, within thirty (30) days after such de-listing, UDC tenders payment for all UDC securities then held by MOTOROLA and/or MOTOROLA's Affiliates in immediately available funds equal to the greater of the following amounts per share of UDC Common Stock then held by MOTOROLA assuming for this purpose conversion and/or exercise of the Preferred Shares and Warrant (but after subtracting any then applicable exercise price under the Warrant): (i) $12.00, or (ii) the average daily closing price per share of UDC's Common Stock for the sixty (60) consecutive trading days ending ninety (90) trading days before the effective date of such de-listing. Upon such tender MOTOROLA shall deliver and transfer to UDC all such securities then held by MOTOROLA and paid for by UDC, provided that MOTOROLA need not accept such payment or tender such securities unless UDC shall have furnished to MOTOROLA an opinion of an investment banking or valuation firm or legal counsel reasonably satisfactory to MOTOROLA to the effect that such repurchase is not in contravention of any applicable state or federal laws concerning distributions to stockholders or creditors' rights, and will not constitute a fraudulent transfer or conveyance under applicable state laws or under federal bankruptcy law. MOTOROLA shall deliver to UDC the certificates representing the securities so repurchased by UDC together with signed securities transfer powers in favor of UDC, concurrently with such payment at a closing therefor to be reasonably arranged by the parties.


                  13.2 In the event this Agreement is terminated pursuant to this Section 13.0, each sublicense by UDC or any Affiliate of UDC of UDC's license rights hereunder previously granted by UDC or an Affiliate of UDC (in its capacity as sublicensee of UDC) to a sublicensee which is not an Affiliate of UDC shall not terminate provided that, and conditioned upon the following:
(i) the sublicensee is not then in material default under its sublicense agreement with UDC, (ii) the sublicensee agrees in writing with MOTOROLA to pay, and continues to pay, MOTOROLA directly the royalty payments under Section 4.2 that MOTOROLA would have received through UDC in respect of the sublicense had UDC performed its obligations hereunder and otherwise to pay and perform the sublicensee's duties under the sublicense, and (iii) the sublicensee agrees in writing with MOTOROLA that MOTOROLA assumes no duty or liability to the sublicensee with respect to the Licensed Patents or any other matter covered by the sublicense agreement between UDC and the sublicensee. MOTOROLA shall have the right to terminate (or require UDC to terminate) any such sublicense when and if termination thereof is permitted by the express terms of the sublicense agreement.

         13.3 UDC shall have the right to terminate this Agreement in the event MOTOROLA defaults under any material term of this Agreement, which default is not cured within sixty (60) days after written notice from UDC reasonably specifying the default, provided that, if such breach cannot reasonably be cured with diligent efforts within such sixty (60) day period, MOTOROLA shall have up to an additional sixty (60) days in which to cure such breach provided MOTOROLA has pursued and continues to pursue such cure with all reasonable diligence after UDC gives such written notice to MOTOROLA.

         13.4 If this Agreement is terminated for any reason, the license granted under Section 3.0 to UDC and all sublicenses of such rights granted by UDC shall automatically terminate (except to the extent and for so long as any sublicenses granted by UDC are permitted to continue in accordance with the provisions of Section 13.2 above), and the Securities Purchase Agreement, Warrant, rights and other terms governing the Preferred Shares, and the provisions of Sections 4.4, 4.5, 4.6, 5.1, 5.2, 5.3, 5.4, 5.5, 6.0, 7.0, 8.0,
10.0 as to matters thereunder then pending at the time of termination, 11.0, 13.2, 13.4, 15.0, 16.0, and 17.0 of this Agreement shall survive such termination, as shall all payment obligations of UDC in cash or securities accruing prior to the effective date of termination. In the event of any termination of this Agreement, each party may pursue any legal or equitable remedies that may be available to it based on a breach of this Agreement by the other party, subject to any express limitations of liability contained herein.

Section 14.0 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Section 15.0      Payments, Notices and Other Communications

         15.1 Any notice or other communication pursuant to this Agreement shall be made by Federal Express or a like express carrier and shall be effective upon receipt by the addressee or three (3) business days, whichever is shorter. Such notice or communication shall be mailed to:

                  15.1.1   In the case of MOTOROLA:

                  Vice President for Patents, Trademarks & Licensing Motorola, Inc.
                  1303 East Algonquin Road
                  Schaumburg, Illinois  60196

                  15.1.2   In the case of UDC:

                  ----------------------------

                  ----------------------------

                  ----------------------------

                  ----------------------------


         15.2 UDC's royalty reports as described in Section 6.0 of this Agreement, shall be mailed via Federal Express or a like express carrier to:


                  ----------------------------

                  ----------------------------

                  ----------------------------

                  ----------------------------

                  Fax No.:
                          --------------------

         15.3 All payments set forth in Section 4.0 of this Agreement shall be paid via bank wire transfer to:


                  -----------------------------

                  ABA #
                        -----------------------

                  Account #
                            -------------------

                  Account Name:
                               ----------------

or by check to MOTOROLA and mailed via Federal Express or a like express carrier directly to:

                  MOTOROLA, INC.

                  ----------------------------

                  ----------------------------

                  ----------------------------

Section 16.0      Applicable Law

         16.1 This Agreement shall be construed, and the legal relations between the parties with respect to the subject matter of this Agreement shall be determined, in accordance with the internal laws of the State of Illinois, without regard to its provisions governing conflicts of law.

Section 17.0      Miscellaneous

         17.1 The waiver by either party of a breach or default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege of such party.

         17.2 The headings of all sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

         17.3 If any sentence, paragraph, clause or combination of the same is in violation of any applicable law, that portion which is in violation shall be severed from this Agreement and the remainder of this Agreement shall remain binding upon the parties hereto, except that no license is granted, expressly or by implication, unless royalties are paid pursuant to Section 4.0.

         17.4 Each party represents and warrants that it has the full right and power to enter into this Agreement and that there are no outstanding agreements, assignments, or encumbrances to which the representing party is bound which may restrict, or prohibit entry into, or performance under, this Agreement.

         17.5 The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge any part thereof to any third party except: (i) with the prior written consent of the other party; (ii) to any governmental body having jurisdiction to request and to read the same;
(iii) as otherwise may be required by law or legal process; or (iv) to legal counsel representing either party. Notwithstanding the foregoing, no disclosure of this Agreement shall be made pursuant to clauses (ii) or (iii) of the foregoing sentence without the disclosing party first giving the other party reasonable notice prior to the intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate. UDC agrees not to file this Agreement as an exhibit to its Commission Filings as defined in the Securities Purchase Agreement without first redacting and requesting confidential treatment for any information reasonably considered by MOTOROLA or UDC to be confidential. MOTOROLA shall inform UDC of any such information it wishes to redact and request confidential treatment for within five (5) business days following the date MOTOROLA is requested to do so by UDC. Nothing herein shall prohibit UDC from (i) informing its sublicensees or prospective sublicensees that UDC is an authorized licensee of the Licensed Patents and Know-how, or of any obligations of UDC or reserved rights of MOTOROLA hereunder that are also applicable to its sublicensees and prospective sublicensees, (ii) providing its sublicensees and prospective sublicensees with copies of the redacted version of this Agreement attached to this Agreement as Exhibit E; provided that each sublicensee or prospective sublicensee must first have agreed in writing to maintain the contents of said redacted version of this Agreement as confidential information of UDC and its licensors, (iii) issuing the press release in form and substance attached to this Agreement as Exhibit F; or (iv) accurately describing the Related Agreements in its Commission Filings. Nothing herein shall prohibit MOTOROLA from discussing this Agreement with MOTOROLA's third party suppliers and manufacturers prior to issuance of the press release attached hereto as an exhibit or providing such suppliers and manufacturers with copies of the redacted version of this Agreement attached hereto as an exhibit, provided that (i) each such supplier or manufacturer agrees in writing to maintain such information in confidence until the same becomes public information through no action of such supplier or manufacturer, and (ii) MOTOROLA advises such supplier or manufacturer that, under federal securities laws, a person who learns of such nonpublic information may be legally precluded from trading in UDC securities until such time as UDC publicly disseminates the information.

         17.6 The parties hereto acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto and shall supersede all previous communications, representations and understandings, either oral or written, between the parties relating to the subject matter hereof, except prior written agreements signed by both parties, and shall not be subject to any changes or modifications except by the signing of a written instrument by or on behalf of both parties.

         17.7 This Agreement is the result of negotiations between the parties and the parties acknowledge that they have been represented by counsel during such negotiations. Accordingly, this Agreement shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

         [balance of this page is intentionally left blank]

         17.8 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed, in the presence of a witness, in duplicate.


By:  /s/ Jon Meyer
     ---------------------------------------

Name:  Jon Meyer                                Date:
       -------------------------------------         ------------------------

Title:  Senior Vice President and Assistant
           General Counsel



UNIVERSAL DISPLAY CORPORATION


By:  /s/ Steven V. Abramson
     ---------------------------------------

Name:  Steven V. Abramson                       Date:
       -------------------------------------         ------------------------

Title: President
        ------------------------------------